Exhibit 10.1

CONFIDENTIAL SETTLEMENT COMMUNICATION

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This SETTLEMENT AGREEMENT AND MUTUAL RELEASE is entered into and effective as of this 31st day of January, 2013 (this “Agreement”), by and among:

(i)	The persons and entities listed on Schedule A hereto (individually and collectively, “Concerned Aetrium Shareholders”);

(ii)	The incumbent members of the Board of Directors of Aetrium Incorporated (individually and collectively, the “Incumbent Directors”); and,

(iii)	Aetrium Incorporated (the “Company”).

The Concerned Aetrium Shareholders, the Incumbent Directors, and the Company are sometimes referred to collectively herein as the “Parties” and individually as a “Party”.

BACKGROUND

WHEREAS, Concerned Aetrium Shareholders (a) filed a Schedule 13D with the Securities and Exchange Commission (the “SEC”), most recently amended as of October 9, 2012, relating to its beneficial ownership of shares of common stock of the Company, (b) requested a special meeting of shareholders of the Company (the “Special Meeting”), to, among other things, elect a slate of six (6) Concerned Aetrium Shareholders director nominees (the “CAS Slate”) to the Company’s board of directors (the “Board”), and (c) filed a definitive Proxy Statement on Schedule 14A with the SEC on November 8, 2012 in connection with the Special Meeting to solicit proxies for the election of the CAS Slate;

WHEREAS, the Company (a) called the Special Meeting on November 26, 2012, and (b) filed a definitive Proxy Statement on Schedule 14A with the SEC on November 16, 2012.

WHEREAS, on November 29, 2012 Concerned Aetrium Shareholders filed an action against the Company in a case styled Jeffrey E. Eberwein, et al. v Aetrium Incorporated, et al., Case No. 62-CV-12-9115 in the Second Judicial District Court in Ramsey County, Minnesota for injunctive relief and thereafter on December 27, 2012 made additional claims for monetary damages against the Incumbent Directors and the Company (the “Action”);

 WHEREAS, on each of December 20, 2012 and January 15, 2013 Concerned Aetrium Shareholders sent requests for additional special meetings of shareholders of the Company (collectively, the “Subsequent  Special Meeting Requests”); and

WHEREAS, Concerned Aetrium Shareholders, the Company and the Incumbent Directors now desire to avoid the expense, inconvenience and distraction of further litigation and intend to permanently settle and compromise any and all claims which Concerned Aetrium Shareholders or the Company or the Incumbent Directors have or may have against any other.

NOW THEREFORE, in consideration of the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each Party), and in consideration of the time, expense and uncertainty associated with the litigation of the Action, the Parties have determined it is in their mutual best interest to amicably resolve their disputes.

CONFIDENTIAL SETTLEMENT COMMUNICATION

TERMS

(1)	Actions of the Parties. The Parties will act in accordance with the following provisions.

(a)	The Concerned Aetrium Shareholders hereby withdraw the second of their Subsequent Special Meeting Requests (the first such Subsequent Special Meeting Request having already been withdrawn).

(b)
Forthwith upon execution of this Agreement (and as a condition subsequent to the obligations of the Concerned Aetrium Shareholders and the effectiveness of their withdrawal of the second of their Subsequent Special Meeting Requests), the Incumbent Directors will:

(i)	pursuant to Article III, Section 2 of the Company’s bylaws, increase the size of the Board to a total of eleven (11) persons;

(ii)
pursuant to Article III, Section 3 of the Company’s bylaws and Section 302A.225(a)(2) of the Minnesota Business Corporation Act (the “MBCA”) appoint each of Jeffrey E. Eberwein, Alfred John Knapp, Jr., Richard K. Coleman, Jr., Galen Vetter and Charles Gillman (the “CAS Directors”) as a director of the Company to fill the five (5) newly created vacancies on the Board to serve as directors until the 2013 Annual Meeting or, if later, until his successor has been duly elected and qualified, or earlier death, resignation or removal;

(iii)
cause the chair of the Company’s 2013 annual meeting (“2013 Annual Meeting”) to honor any motion adopted by the vote of a majority of shares represented as present thereat to adjourn the meeting to a later time for purposes of obtaining quorum;

(iv)	fix the date of the 2013 Annual Meeting on May 15, 2013 (the “2013 Annual Meeting Date”);

(v)
take all usual and customary actions necessary to cause the 2013 Annual Meeting to be held on the 2013 Annual Meeting Date, including providing proper notice of the 2013 Annual Meeting Date to the Company’s shareholders;

(vi)	refrain from any actions respecting the removal of the CAS Directors other than in respect of a Competing Slate as contemplated by the provisions of Paragraphs 2(c) and 3; and,

(vii)
conduct the 2013 Annual Meeting timely in accordance with the provisions of this Agreement and, to the extent not provided in this Agreement, in accordance with the Company’s prior practices including, without limitation, the matters hereafter set forth in Paragraph 3.

CONFIDENTIAL SETTLEMENT COMMUNICATION

(c)
From the date of this Agreement until the 2013 Annual Meeting, representative members of the CAS Directors will reasonably engage with management to receive the input of management respecting the business and affairs of the Company and the Incumbent Directors will reasonably facilitate such engagement.

(d)	From the date of this Agreement until the 2013 Annual Meeting, the Company and the Board will not:

(i)	Effect any change in the terms of employment of any executive officer of the Company (except as provided in paragraph 4(e));

(ii)	implement or change the Company’s poison pill or grant any rights or options respecting the capital stock of the Company;

(iii)	alter the structure of the Board (including the removal of any director); or,

(iv)	amend or alter the Company’s bylaws.

(e)
For avoidance of doubt, the resignation, death or disability of one or more of the CAS Directors or the Incumbent Directors prior to the 2013 Annual Meeting will not terminate the rights or obligations of the Parties under this Agreement.  In the event that any such occurrence involves a CAS Director, the remaining CAS Directors will have the right to name a replacement director to fill that vacant Board position and the Incumbent Directors will vote in favor of such replacement director.  In the event that any such occurrence involves an Incumbent Director, the Incumbent Directors will have the right to name a replacement director to fill that vacant Board position and the CAS Directors will vote in favor of such replacement director.

(f)
Prior to May 15, 2014, the Concerned Aetrium Shareholders will not, directly or indirectly, make any demand, nor will any member of the Concerned Aetrium Shareholders be a member of any other group that makes any demand, for a Special Meeting.

(2)
Procedures for Determining Nominees for Election to Board at the 2013 Annual Meeting. The Parties will comply with the following procedures in determining nominees for election to the Board at the 2013 Annual Meeting.

(a)
From and after the date of this Agreement, the Incumbent Directors and the Concerned Aetrium Shareholders will confer in good faith to determine whether the Incumbent Directors and the Concerned Aetrium Shareholders are able to reach an agreement for a mutually acceptable slate of director nominees to the 2013 Annual Meeting (a “Negotiated Slate”).

CONFIDENTIAL SETTLEMENT COMMUNICATION

(b)
In the event the Parties are successful in agreeing to a Negotiated Slate, the Company, the Incumbent Directors, and the Concerned Aetrium Shareholders will (i) propose, recommend, support, and solicit proxies for the election of the Negotiated Slate at the 2013 Annual Meeting, and (ii) use their best efforts to cause all proxies received by the Company to be voted in favor of the Negotiated Slate.

(c)
In the event the Parties are unable to agree upon a Negotiated Slate on or before March 15, 2013, the Company and the Concerned Aetrium Shareholders may each, subject to all applicable SEC and Minnesota regulations and guidance, solicit proxies for the election of their own slate of five (5), and only five (5), director nominees for election to the Board at the 2013 Annual Meeting (collectively, the “Competing Slates”).

(3)
2013 Annual Meeting. The Company and the Incumbent Directors will cause the 2013 Annual Meeting to be conducted in accordance with the following provisions and the Concerned Aetrium Shareholders will comply with the following covenants:

(a)
The 2013 Annual Meeting will include a proposal to ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year.  The Incumbent Directors and CAS Directors will support the proposal.

(b)
In determining the presence of a quorum, all shares of common stock represented by a properly signed and returned proxy card or ballot that is voted in any column with respect to a matter scheduled on the proxy for action at the 2013 Annual Meeting will be counted for the purpose of determining a quorum with respect to such matter and in the event a quorum is reached with respect to any such matter, the quorum requirement will be satisfied as to all matters.  For the avoidance of doubt, if a majority of the outstanding shares is cast with respect to a routine matter (such as ratification of the selection of Grant Thornton LLP), the quorum requirement will have been satisfied with respect to all matters scheduled to be considered at the 2013 Annual Meeting.

(c)
The 2013 Annual Meeting will include a proposal to fix the number of directors comprising the Board at five (5) (unless another number is agreed upon by the Incumbent Directors and the Concerned Aetrium Shareholders pursuant to Section 3(d) hereof), which proposal must be approved by the Company’s shareholders as required pursuant to MBCA 302A.181 Subd. 2.

CONFIDENTIAL SETTLEMENT COMMUNICATION

(d)	Five (5) nominees (and only five (5) nominees) will be elected to the Board unless the Incumbent Directors and the Concerned Aetrium Shareholders mutually agree to some other number.

(e)	The election of the members of the Board will be determined by a plurality of votes cast.

(f)	For avoidance of doubt, the procedures to elect members of the Board will be uniformly applied whether nominees are nominated pursuant to a Negotiated Slate or a Competing Slate.

(g)
The Company and the Incumbent Directors will take no actions to delay or obstruct the (i) the nomination of a Competing Slate by the Concerned Aetrium Shareholders or (ii) the preparation and use of a definitive proxy statement by the Concerned Aetrium Shareholders; provided, however, the Company may submit written objections to the SEC in accordance with the rules and regulations of the SEC.

(h)
The Company and the Concerned Aetrium Shareholders will take no actions to delay or obstruct the (i) the nomination of a Competing Slate by the Company or (ii) the preparation and use of a definitive proxy statement by the Company; provided, however, the Concerned Aetrium Shareholders may submit written objections to the SEC in accordance with the rules and regulations of the SEC.

(4)	Termination of Action. The Action will be terminated on the following terms and conditions.

(a)	Each Party to the Action will dismiss all claims asserted by it in the action with prejudice and at its own cost.

(b)	The Company will contemporaneously herewith pay to the Concerned Aetrium Shareholders in funds immediately available in New York, New York US$85,000 (the “Settlement Payment”).

(c)
Subject only to the receipt by the Concerned Aetrium Shareholders of the Settlement Payment and the dismissal with prejudice of the claims of the Company set forth in the Action, the Concerned Aetrium Shareholders on behalf of themselves and each of its parents, affiliates, officers, employees, agents, successors or assigns (“CAS Releasing Parties”) hereby irrevocably release and forever discharge the Incumbent Directors, the Company and any of their parents, affiliates, officers, employees, agents, successors or assigns (“Company Released Parties”) from all claims, demands, obligations, actions, causes of action, rights, damages, costs, losses of services, expenses, profits, or compensation of any nature whatsoever, whether based on a tort, contract, warranty, contribution, indemnification or any other theory of recovery, and whether for compensatory, statutory, punitive, or other damages, whether known or unknown, that the CAS Releasing Parties now have against the Company Released Parties (“CAS Released Claims”); provided, however, the Concerned Aetrium Shareholders reserve their claim, if any, against the Company for reimbursement of their costs and expenses incurred in connection with (i) the Special Meeting of Shareholders held on November 26, 2012 (including the solicitation of proxies therefor), (ii) the Subsequent Special Meeting Requests dated December 20, 2013 and January 15, 2013, and (iii) the 2013 Annual Meeting (including the solicitation of proxies therefor).  The CAS Releasing Parties hereby covenant to the Company Released Parties not to directly or indirectly encourage, solicit, assist or participate in any way in the filing of a suit or claim against the Company Released Parties related to any CAS Released Claims.

CONFIDENTIAL SETTLEMENT COMMUNICATION

(d)
The Company and the Concerned Aetrium Shareholders: (i) hereby acknowledge that the Company is obligated to pay Joseph Levesque and Douglas Hemer, without any defense or right or claim of setoff, all monies owed to them under, respectively, the letter agreement re: Compensation Arrangement dated November 30, 2011 by and between the Company and Joseph Levesque, as amended by letter agreement dated August 27, 2012 by and between such parties, and the letter agreement re: Retirement Benefit dated November 17, 2010 by and between the Company and Douglas Hemer as amended by letter agreement dated August 27, 2012 by and between such parties, (ii) the Company covenants to pay all amounts thereunder promptly when and as due; and (iii) the Concerned Aetrium Shareholders covenant not to take any action to interfere with the payment of such monies when due.

(e)
The Company and the Concerned Aetrium Shareholders hereby (i) acknowledge that the Company has entered into certain change-of control agreements with Daniel M. Koch, Gary A. Quasabart, Timothy A. McMullen, Timothy G. Foley and Paul H. Askegaard (and no others currently in force); (ii) agree that the CAS Directors do not become continuity directors as defined in Section 1.3(e) thereof by reason of their appointment as directors pursuant to paragraph 1(b)(ii) hereof or the agreement of the Incumbent Directors to this Agreement, and that the amendments promptly made hereafter to such agreements to such effect will, when and as so made, be valid and binding for all purposes; (iii) the Company covenants to pay all amounts and perform all of its obligations thereunder promptly when and as due; and (iv) the Concerned Aetrium Shareholders covenant not to take any action to interfere with the payment of any monies which may become due such persons pursuant to such agreements (and no others).

(5)	SEC Filings and Communications With the Public.

(a)
As soon as reasonably practicable following the execution and delivery of this Agreement, the Company and the Concerned Aetrium Shareholders will issue the joint press release attached hereto as Schedule B (the “Press Release”).

CONFIDENTIAL SETTLEMENT COMMUNICATION

(b)	The Company and the Incumbent Directors acknowledge that the Concerned Aetrium Shareholders are obligated to make a Schedule 13D-A filing as a consequence of this Agreement.

(c)	The Concerned Aetrium Shareholders acknowledge that the Company is obligated to make a Form 8K filing as a consequence of this Agreement.

(d)
None of the Parties will make any public statements (including, for avoidance of doubt, any statement in any filing with the SEC) that are inconsistent with, or otherwise contrary to, the statements in the Press Release.  In addition, none of the Parties will make any public statements (including, for avoidance of doubt, any statement in any filing with the SEC) regarding one another, unless such statements are agreed to by the Parties, until such time as it is determined there will be a Competing Slate (and then any such statements will be in accordance with the SEC’s rules and regulations, including Exchange Act Rule 14a-9).

(6)	Miscellaneous Provisions. The following miscellaneous provisions will apply to this Agreement.

(a)	This Agreement will be subject to, and interpreted by and in accordance with, the laws (excluding conflict of law provisions) of the State of Minnesota.

(b)
This Agreement is the entire Agreement of the Parties respecting the subject matter hereof. There are no other agreements, representations or warranties, whether oral or written, respecting the subject matter hereof.

(c)	This Agreement, and all the provisions of this Agreement, will be deemed drafted by all of the Parties hereto.

(d)
This Agreement will not be interpreted strictly for or against any Party, but solely in accordance with the fair meaning of the provisions hereof to effectuate the purposes and intent of this Agreement.

(e)
Each Party hereto has entered into this Agreement based solely upon the agreements, representations and warranties expressly set forth herein and upon his or its own knowledge and investigation. No Party has relied upon any representation or warranty of any other Party hereto except any such representations or warranties as are expressly set forth herein.

(f)
Each of the persons signing below on behalf of a Party hereto represents and warrants that he has full requisite power and authority to execute and deliver this Agreement on behalf of the Party for whom he is signing and to bind such Party to the terms and conditions of this Agreement.

(g)
This Agreement may be executed in counterparts, each of which will be deemed an original. This Agreement will become effective only when all of the Parties hereto will have executed the original or counterpart hereof. This Agreement may be executed and delivered by a facsimile or digitized transmission of a counterpart signature page hereof.

CONFIDENTIAL SETTLEMENT COMMUNICATION

(h)
In any action brought by a Party hereto to enforce the obligations of any other Party hereto, the prevailing Party will be entitled to collect from the opposing Party to such action such Party's reasonable litigation costs and attorneys’ fees and expenses (including court costs, reasonable fees of accountants and experts, and other expenses incidental to the litigation).

(i)	All sums of money required to be paid by the provisions of this Agreement that are not timely paid will bear ten percent (10%) interest per annum, compounded annually, until paid.

(j)	This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and assigns.

(k)	This Agreement may not be assigned (including performance by subcontract) by any Party hereto.

(l)
Except with respect to paragraph 4 (c) and 4(e), which are intended for the benefit of and will be fully enforceable by the non-party persons named therein, this is not a third party beneficiary contract and no person or entity other than a Party signing this Agreement will have any rights under this Agreement.

(m)	This Agreement may be amended or modified only in writing that has been signed by the Parties hereto and that specifically references this Agreement.

(n)
A Party to this Agreement may decide or fail to require full or timely performance of any obligation arising under this Agreement. The decision or failure of a Party hereto to require full or timely performance of any obligation arising under this Agreement (whether on a single occasion or on multiple occasions) will not be deemed a waiver of any such obligation. No such decisions or failures will give rise to any claim of estoppel, laches, course of dealing, amendment of this Agreement by course of dealing, or other defense of any nature to any obligation arising hereunder.

(o)	Time is of the essence with respect to each obligation arising under this Agreement.

(p)
In the event any provision of this Agreement, or the application of such provision to any person or set of circumstances, will be determined to be invalid, unlawful, or unenforceable to any extent for any reason, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, or unenforceable, will not be affected and will continue to be enforceable to the fullest extent permitted by law.

[Signature Page Follows]

CONFIDENTIAL SETTLEMENT COMMUNICATION

 This Agreement has been entered into as of the date first set forth above.

COMPANY
Aetrium Incorporated /s/ Joseph Levesque Joseph Levesque, President

CONCERNED AETRIUM SHAREHOLDERS
/s/ Galen Vetter Galen Vetter	/s/ Jeffrey E. Eberwein Jeffrey E. Eberwein
GLOBALTEL HOLDINGS LLC /s/ Dilip Singh Dilip Singh, Manager	ARCHER ADVISORS, LLC /s/ Steven Markusen Steven Markusen, Managing Member
/s/ Dilip Singh Dilip Singh	/s/ Steve Markusen Steve Markusen
/s/ Richard K. Coleman Jr. Richard K. Coleman Jr.	ARCHER FOCUS FUND, LLC By: Archer Advisors, LLC /s/ Steven Markusen Steven Markusen, Managing Member

CONFIDENTIAL SETTLEMENT COMMUNICATION

ANDOVER GROUP, Inc. /s/ A. John Knapp Jr. A. John Knapp Jr., President	ARCHER EQUITY FUND, LLC By: Archer Advisors, LLC /s/ Steven Markusen Steven Markusen, Managing Member
/s/ Alfred John Knapp Jr. Alfred John Knapp Jr.
/s/ Stephen J. Heyman Stephen J. Heyman	BOSTON AVENUE CAPITAL LLC /s/ Stephen J. Heyman Stephen J. Heyman, Manager
/s/ James F. Adelson James F. Adelson	BOSTON AVENUE CAPITAL LLC /s/ James F. Adelson James F. Adelson, Manager
/s/ Charles M. Gillman Charles M. Gillman

CONFIDENTIAL SETTLEMENT COMMUNICATION

INCUMBENT DIRECTORS
/s/ Joseph C. Levesque Joseph C. Levesque
/s/ Darnell L. Boehm Darnell L. Boehm
/s/ Daniel A. Carr Daniel A. Carr
/s/ Terrence W. Glarner Terrence W. Glarner
/s/ Douglas L. Hemer Douglas L. Hemer
/s/ Charles B. Westling Charles B. Westling

CONFIDENTIAL SETTLEMENT COMMUNICATION

SCHEDULE A

Concerned Aetrium Shareholders

Jeffrey E. Eberwein
Archer Advisors, LLC
Archer Focus Fund, LLC
Archer Equity Fund, LLC
Steven Markusen
GlobalTel Holdings LLC
Dilip Singh
Richard K. Coleman, Jr.
Galen Vetter
Alfred John Knapp, Jr.
Andover Group, Inc.
Boston Avenue Capital LLC
Charles M. Gillman
James F. Adelson
Stephen J. Heyman

CONFIDENTIAL SETTLEMENT COMMUNICATION

SCHEDULE B

Press Release

Aetrium and Concerned Shareholders Reach Accord

ST. PAUL, MINNESOTA, [Date], 2013 (GLOBE NEWSWIRE) – Aetrium Incorporated (the “Company” or “Aetrium”) (NASDAQ: ATRM) and Concerned Aetrium Shareholders (“CAS”) jointly announce that the Company, the incumbent directors of the Company, and CAS have reached a settlement agreement allowing five members of CAS to immediately join Aetrium’s Board, resulting in an eleven member Board, and setting the date of the regular annual shareholder meeting for May 15, 2013 with voting to be conducted following the Company’s historical practices.

“This settlement will allow the Company to focus on its operations and will let the shareholders choose the ongoing directors at the May annual shareholder meeting.”  Joseph Levesque, Chief Executive Officer of the Company stated.

Jeffrey Eberwein, spokesman for CAS, stated “We are pleased to have reached an accommodation with the incumbent directors that provides our immediate participation on the Aetrium Board and will allow the shareholders to elect directors at the 2013 Annual Meeting without further complications.”

Pursuant to the settlement, five CAS nominees have been added to the Company’s Board of Directors, the 2013 Annual Meeting of the Company has been set for May 15, 2013, and the incumbent directors and CAS will confer to determine whether an agreement can be reached on a slate of directors to be submitted by the Company. If agreement cannot be reached, both the Company and CAS will be free to propose competing five member slates for a vote at the annual meeting.

The Company and CAS have each dismissed their competing claims filed in the pending litigation commenced by CAS. The Company is paying CAS $85,000 as part of settlement of the litigation.

Contact:
Paul Askegaard
651-704-1812 or
paskegaard@aetrium.com